Exhibit 21.1

List of Subsidiaries of the Registrant

	Subsidiary company name	Place of incorporation

1.	Agape ATP Corporation	Malaysia

2.	Agape ATP International Holding Limited	Hong Kong

3.	Agape Superior Living Sdn. Bhd.	Malaysia

4.	Agape S.E.A. Sdn. Bhd.(1)	Malaysia

5.	Cedar ATPC Sdn. Bhd. (formerly known as Wellness ATP International Holdings Sdn. Bhd.)	Malaysia

6.	DSY Wellness International Sdn Bhd.	Malaysia

7.	ATPC Green Energy Sdn. Bhd. (Formerly known as OIE ATPC Holdings (M) Sdn. Bhd.)	Malaysia

8.	OIE ATPC Exim (M) Sdn. Bhd.	Malaysia

9.	ATPC Technology Private Limited	China

Note:

1.	The income generated by the company is insufficient to finance its activities. 100% of its business is transacted with Agape Superior Living Sdn. Bhd. The company is considered a VIE of Agape Superior Living Sdn. Bhd. as the latter is the primary beneficiary since it has the following characteristics:

a.	The power to direct the activities of the VIE that most significantly impact the VIE’s economic performance; and

b.	The obligation to absorb losses of the VIE that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE.

However, Agape S.E.A.’s impact to our consolidated financial statements constitute less than 1% of our total consolidated assets and Agape S.E.A. did not contribute any revenues for us.